UNITED STATES BANKRUPTCY COURT
SOUTHERN DISTRICT OF NEW YORK

In re:	
TACTICA INTERNATIONAL, INC.	Chapter 11
Debtor.	Case No. 04-16805 (BRL)

FINDINGS OF FACT, CONCLUSIONS OF LAW AND ORDER CONFIRMING THE REVISED FIRST AMENDED PLAN OF REORGANIZATION PROPOSED BY TACTICA INTERNATIONAL, INC. AND IGIA, INC., DATED JANUARY 6, 2006 AND GRANTING RELATED RELIEF

Tactica International, Inc., the debtor and debtor in possession (the "Debtor"), having filed its Revised First Amended Plan of Reorganization Proposed by Tactica International, Inc., and IGIA, Inc., dated January 6, 2006, as amended (the "Plan"),[1]; and the Revised First Amended Disclosure Statement With Respect to the Plan, having been approved by the Court, pursuant to the Order Approving Disclosure Statement, Approving Voting and Solicitation Procedures, and Establishing Certain Dates and Procedures for Confirmation Hearing on Plan of Reorganization, dated November 10, 2005 (the "Disclosure Statement Order"); and copies of (a) the Court-approved notice of the Disclosure Statement, (b) the Plan, (c) the Disclosure Statement, (d) the Disclosure Statement Order, (e) a letter in support of the Plan by the Committee, and (e) the appropriate ballot with instructions and a return envelope (collectively the "Solicitation Package"), having been transmitted to all creditors, equity security holders and other parties in interest, all in accordance with the Disclosure Statement Order and other Orders of this Court and as further permitted by the Court as described in this Court's findings; and upon the affidavits of service of the Solicitation Package filed in this case; and the Disclosure Statement Order having fixed (a) December 14, 2005, at 5:00 p.m. as the last day for

[1] Capitalized terms not defined herein shall have the meanings ascribed to them in the Plan.

voting on the Plan (the "Voting Deadline"), (b) December 15, 2005 as the last day for filing and serving written objections to confirmation of the Plan (the "Objection Deadline"), and (c) December 21, 2005 at 10:00 a.m. as the date and time for the hearing on confirmation of the Plan (the "Confirmation Hearing"); and proper, timely and sufficient notice of the Objection Deadline, Voting Deadline and the Confirmation Hearing having been given in accordance with the terms of the Disclosure Statement Order, subsequent Orders and as further permitted by the Court as described herein; and no further notice being required; and the Certificate of Ballots Accepting or Rejecting the Debtor's Plan of Reorganization having been filed on December 16, 2005, and objections to the Revised First Amended Plan having been filed by (i) NYK Line (North America Inc.), ("NYK") on December 15, 2005, and (ii) the United States Trustee ("UST") on December 19, 2005; and no other objections to confirmation of the Plan having been made or filed; and the Confirmation Hearing having been held on January 10, 2006; upon the entire record and the evidence presented at the Confirmation Hearing, all pleadings of record, and the arguments and representations of counsel, the Court makes the following findings of fact and conclusions of law:

THE COURT HEREBY FINDS THAT:

1. The Court has jurisdiction over this Chapter 11 Case, pursuant to section 1334 of title 28 of the United States Code.

2. Venue of this Chapter 11 Case is proper in this District pursuant to sections 1408 and 1409 of title 28 of the United States Code.

3. Confirmation of the Plan constitutes a core proceeding over which this Court has jurisdiction to enter a final order pursuant to section 157 (b)(2)(L) of title 28 of the United States Code.

4. The determinations, findings, judgments, decrees and orders set forth herein constitute the Court's findings of fact and conclusions of law pursuant to rule 7052 of the Federal Rules of Bankruptcy Procedure (the "Bankruptcy Rules"). To the extent that any provision designated herein as a finding of fact is more properly characterized as a conclusion of law, it is adopted as such. To the extent that any provision designated herein as a conclusion of law is more properly characterized as a finding of fact, it is adopted as such.

5. The Court takes judicial notice of the docket of this Chapter 11 Case maintained by the clerk of the Court, including, but not limited to, all pleadings, affidavits and all evidence and arguments made, proffered or adduced at the hearings held before the Court during this Chapter 11 case, including, without limitation, the hearing to consider adequacy of the Disclosure Statement.

6. On November 10, 2005, the Court approved the Disclosure Statement. Upon the entry of the Disclosure Statement Order, the Debtor or its designees timely and properly gave notice of the Confirmation Hearing, the Voting Deadline, the Objection Deadline, and other matters to be noticed pursuant to the Disclosure Statement Order. In accordance therewith, the Debtor served copies of the Solicitation Package by mail to all creditors, equity security holders and other parties in interest as provided by Bankruptcy Rules 3017(c) and (d). The Court finds that mailing of the Solicitation Packages, as evidenced by the affidavits of service executed by Serafina Shishkova, and the representations made by Debtor's counsel at the Confirmation Hearing, was proper, timely, and constituted proper, timely and sufficient notice of the Confirmation Hearing, voting on the Plan and all other matters to be noticed pursuant to the Disclosure Statement Order and no further notice is required.

7. The Court finds that in accordance with Bankruptcy Code section 1125(e), the Debtor, IGIA and the Committee, and their respective designees, agents, representatives, attorneys, accountants and advisors acted in good faith in soliciting acceptances or rejections of the Plan and in compliance with all applicable provisions of the Bankruptcy Code.

8. The Court further finds that the solicitation of acceptances or rejections of the Plan and related documents by the Debtor, IGIA and the Committee were conducted in good faith and in compliance with the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order and any other procedures established by the Court. The process, procedures and mechanisms for creditors and equity security holders to make any permitted elections as provided under the Plan have been conducted in good faith and comply with any applicable provisions of the Bankruptcy Code, the Bankruptcy Rules, the Disclosure Statement Order and any other procedures established by the Court.

9. As set forth in the Certificate of Balloting regarding the results of voting on the Plan filed on December 16, 2005, all Classes entitled to vote on the Plan have accepted the Plan in terms of both number and amount, in accordance with Bankruptcy Code section 1126. Accordingly, the Plan satisfies Bankruptcy Code section 1129(a)(8).

10. The Debtor is a proper proponent of the Plan, pursuant to Bankruptcy Code section 1121(a). IGIA, Inc. ("IGIA") is an a affiliate of the Debtor participating in a joint plan with the Debtor within the meaning of Bankruptcy Code section 1145(a)(1).

11. The Plan complies with the applicable provisions of the Bankruptcy Code, as required by Bankruptcy Code section 1129(a)(1), including, without limitation, Bankruptcy Code sections 1122 and 1123.

12. The Debtor and IGIA, as proponents of the Plan, have the burden of proving the elements of subsections 1129(a) and (b) of the Bankruptcy Code, to the extent applicable to the Plan and the Chapter 11 case, by a preponderance of the evidence. The Debtor and IGIA have met that burden as further found and determined herein and on the record of the Confirmation Hearing.

13. The Debtor has complied with the applicable provisions of the Bankruptcy Code, as required by Bankruptcy Code section 1129(a)(2). The Disclosure Statement and the procedures by which the Ballots for acceptance or rejection of the Plan were solicited and tabulated were fair, properly conducted in accordance with Bankruptcy Code sections 1125 and 1126, Bankruptcy Rules 3017 and 3018 and the Disclosure Statement Order. The Debtor and IGIA, and the Debtor's officers, directors and professionals, have acted in "good faith" within the meaning of Bankruptcy Code section 1125(e). Therefore, the Debtor has satisfied the requirements of Bankruptcy Code section 1129(a)(2).

14. The Plan has been proposed in good faith and not by any means forbidden by law and has been proposed for valid business proposes to satisfy substantial obligations of the Debtor, as required by Bankruptcy Code section 1129(a)(3).

15. Any payment made or to be made by the Debtor, or by a person acquiring property under the Plan, for services, costs or expenses in or in connection with this Chapter 11 Case, or in connection with the Plan and incident to this Chapter 11 Case, has been approved by or is subject to approval of the Court as reasonable, as required by Bankruptcy Code section 1129(a)(4). Therefore, the Plan satisfies the requirements of Bankruptcy Code section 1129(a)(4).

16. The identity and affiliations of the persons proposed to serve, after confirmation of the Plan, as a director, officer or voting trustee, if any, of the Reorganized Debtor, to the extent known, have been fully disclosed by the Debtor, are consistent with the interests of creditors and equity security holders and are in accord with public policy; the Debtor has also disclosed the identity of any insider that will be employed or retained by the Reorganized Debtor, and has otherwise complied with all of the requirements of Bankruptcy Code section 1129(a)(5) and all relevant subparagraphs.

17. The Plan does not provide for any rate changes requiring the approval of a governmental regulatory commission. Accordingly, compliance with Bankruptcy Code section 1129(a)(6) is unnecessary.

18. Each holder of a claim or equity interest has accepted the Plan or will receive or retain under the Plan on account of such Claim or Interest property of a value, as of the Effective Date of the Plan, that is not less than the amount that such holder would receive or retain if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code on such date, as is required by Bankruptcy Code section 1129(a)(7)(A). The Court further finds that, under the Plan, the holders of Claims and Interests will receive more than they would receive if the Debtor was liquidated under Chapter 7 of the Bankruptcy Code. Holders of Interests receive no distribution under the Plan and would receive no distribution if the Debtor was liquidated. Therefore, the Plan satisfies the requirements of Bankruptcy Code section 1129(a)(7).

19. No election for application of Bankruptcy Code section 1111(b)(2) by any secured creditor has been made, and the requirements of Bankruptcy Code section 1129(a)(7)(B) do not apply to the Plan.

20. Except to the extent that the holder of a particular Allowed Administrative Claim has agreed to a different treatment of such Claim, the Plan provides, as required by Bankruptcy Code section 1129(a)(9), that:

> Except as otherwise provided in the Plan and in the Order Limiting Authority, by written agreement of the Holder of an Allowed Administrative Claim to different treatment under the Plan, or by order of the Bankruptcy Court, a Person holding an Allowed Administrative Claim will receive Cash equal to the unpaid portion of such Allowed Administrative Claim which has come due for payment under any applicable order or law, as soon as practicable after the later of: (a) the Effective Date; (b) the date on which such Person becomes the holder of such an Allowed Administrative Claim; or (c) the date or dates when that Claim is payable by its terms, consistent with past practice and in accordance with past terms. To the extent that an Allowed Administrative Claim represents liabilities incurred in the ordinary course of business, such claim shall be paid by the Reorganized Debtor in the ordinary course of business. Notwithstanding and in lieu of the foregoing, treatment of Allowed Administrative Claims and payments for Fee Claims shall only be made in accordance with any Final Order of the Court.

Plan, § 126.

21. The Plan requires payment in full of priority claims under section 507(a)(1) and (2) and appropriate treatment of claims under section 507(3), (4), (5) and (6) and therefore, the Plan satisfies the requirements of Bankruptcy Code section 1129(a)(9).

22. The Court finds that the Plan is feasible and that confirmation and consummation of the Plan is not likely to be followed by the liquidation, or the need for further financial reorganization, of the Reorganized Debtor as required by Bankruptcy Code section 1129(a)(11). The Court also finds that the Reorganized Debtor will have adequate capital to meet its ongoing obligations. The Plan provides for the creation of the Disputed Class 4 Claims Reserve, which will consist of Cash and Parent Company Stock held in reserve by the Reorganized Debtor (or its designee) or the Creditor Trustee, from and after the Effective Date, for the benefit of the holders of Disputed Claims. Therefore, the Plan satisfies the requirements of Bankruptcy Code section 1129(a)(11).

23. The principal purpose of the Plan is not the avoidance of taxes and no party in interest or governmental unit has requested that this Court deny confirmation of the Plan on the ground that the principal purpose of the Plan is the avoidance of taxes.

24. All outstanding fees payable to the Office of the United States Trustee under 28 U.S.C. § 1930 have been paid, or the Plan provides for the payment of all such fees on or before the Effective Date of the Plan, as required by Bankruptcy Code section 1129(a)(12). Therefore, the Plan satisfies the requirements of Bankruptcy Code section 1129(a)(12).

25. The classification of all Claims and Interests as provided under the Plan is hereby authorized and approved, and is reasonable, proper, complies with applicable law, and satisfies the requirements of the Bankruptcy Code, including, but not limited to, sections 1122(a) and 1123(a)(1), (2), (3) and (4).

26. The Plan provides adequate means for the execution and implementation of the Plan. The provisions governing the making of distributions and payments, as provided for in the Plan, are necessary, fair, reasonable and appropriate. The distribution procedures, mechanisms and proposed allocations provided in the Plan are necessary, fair, reasonable and appropriate.

27. The Debtor will either assume or reject its executory contracts and unexpired leases as of the Effective Date pursuant to the Plan, the Plan Supplement Amendment (filed with the Court on January 6, 2006) and the HoT Settlement Agreement (as such term is defined in the Plan). All references to the HoT Settlement Agreement herein refer to the HoT Settlement Agreement to the extent the Effective Date of the HoT Settlement Agreement has occurred. In accordance with terms of the Plan and Bankruptcy Code sections 365 and 1123(b)(2), any remaining executory contract or unexpired lease entered into by the Debtor prior

to the Petition Date, that has not previously been assumed or rejected or has not previously expired or terminated pursuant to its own terms by the Effective Date, is hereby deemed rejected as of the Effective Date in accordance with the sound exercise of the Debtor's business judgment. Notwithstanding anything in the Bar Date Order, Claims arising out of the rejection of executory contracts or unexpired leases rejected on the Confirmation Date must be filed and served on the Debtor and the Creditor Trustee no later than thirty (30) days after the Rejection Date; provided, however, that the Bar Date Order shall continue to apply to all Claims other than those arising solely from the rejection of executory contracts and unexpired leases as provided in this paragraph. Any claim not filed within such time will be forever barred against the Debtor, the estate, its successors, and the Creditor Trustee, the Creditor Trust and their successors. Any party to an executory contract with the Debtor that the Debtor intends to assume and who disagrees with the amount of the cure claim set forth in the Plan Supplement Amendment filed with this Court on January 6, 2006, shall file an objection to the cure amount set forth in the Amended Plan Supplement within twenty (20) days of the entry of this order or shall be bound by the cure amount set forth in the Amended Plan Supplement and be forever barred from asserting a claim against the Debtor, the Reorganized Debtor or Creditor Trust or Creditor Trustee in connection therewith.

28. All settlements and compromises of claims and causes of action against non-Debtor entities that are embodied in the Plan, including, without limitation, the releases and injunctions provided in Article VIII of the Plan, which are approved herein as proper, fair, reasonable and in the best interests of the Debtor, its Estate and any holders of Claims against or Interests in the Debtor, are effective and binding on all persons and entities who, prior or pursuant to the filing of this Chapter 11 Case, may have had standing to assert such claims or

causes of action, and no person or entity shall possess such standing to assert such claims or causes of action after the Effective Date.

29. Any equity securities to be issued under the Plan shall be exempt from registration under the Securities Act of 1933 (the "Securities Act") and state and local registration laws pursuant to Bankruptcy Code section 1145(a).

30. The transactions under the Plan do not require the Reorganized Debtor to become subject to registration under the Securities Exchange Act of 1934 (the "Exchange Act") because: (a) Sections 12(b) and 15(d) are inapplicable; (b) the Debtor is exempt from Section 12(g) because the Reorganized Debtor Stock is not held by five-hundred (500) or more holders; and (c) the interests in the Creditor Trust do not constitute an "equity security" as defined under Section 3(a)(11) of the Exchange Act.

31. The Court finds that the Debtor has adequately disclosed the identity of the Reorganized Debtor's shareholders.

32. The terms and conditions of the Exit Financing, including, without limitation, any commitment letters, engagement letters, fee letters and ancillary documents, all in connection therewith, were negotiated and entered into in good faith, are in the best interests of the Debtor, provide fair and reasonable financing terms and are hereby ratified and approved.

33. The injunctions, discharge and exculpations as provided for in the Plan are reasonable and customary and authorized under the Bankruptcy Code and applicable law. The release as granted in the Plan is necessary for reorganization, granted by consent of the parties granting the release, and is supported by substantial consideration necessary to the reorganization.

34. All conditions precedent to the entry of this Confirmation Order as set forth in Article VII of the Plan have been satisfied or waived in accordance with the provisions of the Plan.

35. The modifications of the Plan provisions are necessary, fair, reasonable, appropriate and adequate. The Court hereby finds that such modifications satisfy the requirements of Bankruptcy Rule 3019, do not adversely change the treatment of the Claim of any creditor or the Interest of any security holder who has not accepted the modifications in writing and do not require additional disclosure under Bankruptcy Code section 1125 or resolicitation of votes under Bankruptcy Code section 1126, nor do they require that holders of Claims or Interests be afforded an opportunity to change previously cast acceptances.

NOW, AFTER DUE DELIBERATION, THE COURT HEREBY ORDERS, ADJUDGES AND DECREES THAT:

36. The Plan, as amended, a copy of which is annexed hereto as Exhibit A, and each of its provisions, as amended, modified or supplemented herein or on the record of or related to the Confirmation Hearing, be, and hereby are, confirmed in each and every respect pursuant to Bankruptcy Code section 1129.

37. All documents in the Plan Supplement, as amended, modified and supplemented and all documents and agreements introduced into evidence at the Confirmation Hearing or filed prior to the Confirmation Hearing (including all exhibits and attachments thereto) and the execution, delivery, and performance thereof are authorized and approved and the Debtor or Reorganized Debtor is authorized to execute such documents in substantially the same form as filed as amended.

38. The Plan Supplement and Plan Supplement Amendment, and the documents contained therein, as each may be amended and modified in accordance with Paragraph 41, be, and hereby are, approved. As set forth in the Notice of Filing of Sources and Uses of Funding, Liquidation Analysis and Financial Projections, the information contained therein may be revised.

39. All objections, limited objections and responses to confirmation of the Plan, other than those withdrawn with prejudice in their entirety prior to or on the record at the Confirmation Hearing shall be, and hereby are, overruled.

40. The Debtor is authorized to enter into any and all documentation necessary to effectuate the terms of the Plan, the Plan Supplement, or Amended Plan Supplement, as amended.

41. The terms of the Plan, as modified, are an integral part of this Confirmation Order and hereby are incorporated herein by reference and "So Ordered" in their entirety. The Debtor, with the consent of IGIA and the Committee, shall be permitted to make additional conforming, technical, or non-material modifications to any documents included as part of the Plan Supplement, the Amended Plan Supplement and any related or ancillary documents or agreements consistent with the Plan.

42. Pursuant to the Plan, upon the Effective Date, (a) the Trust Assets shall vest in and be conveyed, assigned and transferred to the Creditor Trust and (b) the Debtor shall transfer the Trust Assets to the Creditor Trustee. The Creditor Trustee shall manage and use the Trust Assets in accordance with the Plan, this Confirmation Order, and the Creditor Trust Agreement for the sole purpose of achieving consummation of the Plan and carrying out the Plan and effectuating the distributions provided for in the Plan, and payments pursuant to the Plan.

43. On and after the Effective Date, the Creditor Trustee shall have the exclusive right and power to prosecute, maintain, settle, enforce or abandon the Avoidance and Other Actions, including all pending adversary proceedings and contested matters, whether or not such causes of action have been commenced prior to the Effective Date. The Creditor Trustee may pursue, abandon, settle, sell, assign, otherwise transfer, compromise, or release any or all Avoidance and other Actions and/or objections to Claims without the need to obtain approval or any other or further relief from the Bankruptcy Court. The Creditor Trustee may, in its sole discretion (subject to restrictions of the Plan), offset any Claim held against a Holder of a Claim against any payment due against such Holder of a Claim under the Plan. The Creditor Trustee and the Creditor Trust shall be bound in all respects by the HoT Settlement Agreement and the order approving the HoT Settlement Agreement, including the releases provided for therein.

44. Except as otherwise specifically provided in the Plan and the HoT Settlement Agreement, any Avoidance and Other Actions, including, without limitation, those arising under Sections 544, 547, 548 and 550 of the Bankruptcy Code, accruing to the Debtor or the Estate shall, pursuant to Section 1123(b)(3)(B) of the Bankruptcy Code, and on the Effective Date, vest in the Creditor Trust.

45. On the Effective Date, the Creditor Trustee shall be vested with the rights, powers and benefits set forth in the Plan, this Confirmation Order and the Creditor Trust Agreement.

46. After the Effective Date, objections to Claims shall be made by the Creditor Trustee and objections to Claims or Interests made previous thereto shall be pursued by the Creditor Trustee, except as otherwise agreed to by the Creditor Trustee and the Reorganized Debtor.

47. From and after the Effective Date, the Creditor Trustee or the Reorganized Debtor may litigate to judgment, propose settlements of, or withdraw objections to, all pending or filed Disputed Claims and Interests and may settle or compromise any Disputed Claim or Equity Interest.

48. Pursuant to Article VI of the Plan, on the Effective Date, the Creditor Trustee shall be deemed appointed and is authorized and empowered to take all actions and perform all acts reasonably necessary or appropriate to effectuate the consummation and implementation of the Plan, including, but not limited to, those duties and obligations set forth in Article VI of the Plan and the Creditor Trust Agreement.

49. The appointment of Joseph Myers of Clear Thinking Group LLC, as the Creditor Trustee, is hereby approved. The liability of the Creditor Trustee shall be limited as set forth in the Plan and the Creditor Trust Agreement, and without the permission of this Court, no judicial, administrative, arbitration or other action or proceeding shall be commenced against the Creditor Trustee in his official capacity, with respect to his status, duties, powers, acts or omissions as Creditor Trustee in any forum other than this Court.

50. The Reorganized Debtor Stock, which constitute the shares of the Reorganized Debtor that shall be issued to IGIA as set forth in the Plan, are not securities giving rise to any reporting or disclosure obligations on the part of the Reorganized Debtor.

51. In accordance with Bankruptcy Code section 1145, any equity securities to be issued under the plan, including any issuance of the Parent Company Stock as required under the Plan, is exempt from the registration requirements of Section 5 of the Securities Act and State registration requirements.

52. The Record Date for distribution to creditors and equity security holders is November 11, 2005, pursuant to Bankruptcy Rule 3021. The Debtor is hereby authorized to give notice to all banks, brokers, depositories and other similar financial intermediaries and "street name" holders of said Record Date.

53. In accordance with Bankruptcy Code section 1141, the Plan and its provisions hereby are binding upon and inure to the benefit of the Debtor and its successors, including the Reorganized Debtor, any Person or entity acquiring or receiving property under the Plan, and any holder of a Claim against or Interest in the Debtor, whether the Claim or Interest of such holder is impaired under the Plan and whether or not such holder has filed, or is deemed to have filed, a proof of Claim or Interest, or has accepted or rejected the Plan.

54. Except as otherwise specifically provided under the Plan or the HoT Settlement Agreement, in accordance with Bankruptcy Code section 1141, any property transferred or otherwise dealt with by the Plan hereby is free and clear of all Claims and Interests.

55. Pursuant to this Confirmation Order, on the Effective Date, the transfers of assets by the Debtor contemplated under the Plan will be deemed legal, valid, binding and effective transfers of property and will, to the fullest extent permitted by the Bankruptcy Code, vest in the respective transferee good title to such property, free and clear of all liens, claims and encumbrances, except as otherwise provided for by the Plan, the HoT Settlement Agreement, or as required in order to implement the Plan, Plan Supplement and related agreements provided thereunder.

56. In accordance with Bankruptcy Code section 1141, except as otherwise specifically provided in the Plan or the HoT Settlement Agreement, upon the occurrence of the

Effective Date, the consideration, distributions, and rights afforded under the Plan shall be in exchange for and in complete and full satisfaction, release, and termination of all Claims or Interests of any nature whatsoever against the Debtor or any of its assets or properties of any nature whatsoever, and except as otherwise provided herein or in the Plan, effective as of the Effective Date, and the Debtor, except as otherwise provided herein, shall be discharged and released pursuant to Bankruptcy Code section 1141(d)(1)(A), from any and all debts and Claims which arose prior to the date of confirmation of the Plan, including, but not limited to, demands and liabilities that arose before the Effective Date, all debts of the kind specified in Bankruptcy Code section 502(g), 502(h) or 502(i), whether or not (a) a proof of Claim based upon such debt has been filed or deemed filed under Bankruptcy Code section 501; (b) a Claim based upon such debt has been allowed under Bankruptcy Code section 502; (c) such Claim is listed on the Debtor's Schedules; or (d) the holder of a Claim based upon such debt has, or has deemed to have, accepted the Plan. This Confirmation Order is a judicial determination, effective on the occurrence of the Effective Date, of termination of all liabilities of and all Claims against, and all Interests in, the Debtor, including a discharge of all debts and Claims against and all Interests in the Debtor, except as otherwise specifically provided in the Plan and the HoT Settlement Agreement. Commencing on the Effective Date, as to every discharged or released debt, Claim or Interest, the holder of such debt, Claim or Interest is permanently enjoined and shall be precluded forever from asserting against the Debtor, the Reorganized Debtor, the Committee and the Creditor Trustee and their respective officers, directors, employees, financial advisors, accountants or attorneys, and their respective assets and properties or any transferee thereof, any other or further liabilities, liens, Claims, Interests, encumbrances or obligations, including, but not limited to, all principal and accrued and unpaid interest on the debts of the Debtor, based

upon any agreement of any kind or nature, document, instrument or act, omission, transaction or other activity or security agreement of any kind or nature that occurred prior to the Effective Date, except as expressly set forth in the Plan, this Confirmation Order, or the HoT Settlement Agreement that was or could have been the subject of any Claim or Interest whether, or not Allowed. Upon the Effective Date, the Plan and its provisions hereby are binding upon the Debtor, the Estate, HoT, the Creditor Trust, the Creditor Trustee, and their respective successors and assigns, including any person or entity acquiring or receiving property under the Plan and any holder of a Claim against or Interest in the Debtor and their respective successors and assigns, whether or not the Claim or Interest of such holder is impaired under the Plan and whether or not such holder has filed or is deemed to have filed a proof of claim or Interest or has accepted or rejected the Plan, except as otherwise expressly provided in the Plan or HoT Settlement Agreement.

57. Nothing in the Confirmation order or the Plan of Reorganization shall effect a release of any claim by the United States Government or any of its agencies or any state and local authority whatsoever, including without limitation any claim arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against any of the non-Debtor parties released under sections 181, 182 and 183 of the Plan ("Released Parties"), nor shall anything in the Confirmation Order or the Plan of Reorganization enjoin the United States or any state or local authority from bringing any claim, suit, action or other proceedings against any Released Parties under the Plan for any liability whatever, including without limitation any claim, suit or action arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state or local authority, nor shall anything in the Confirmation Order or the Plan of Reorganization

exculpate any Released Parties from any liability to the United States Government or any of its agencies or any state and local authority whatsoever, including any liabilities arising under the Internal Revenue Code, the environmental laws or any criminal laws of the United States or any state and local authority against any Released Parties under the Plan.

58. In accordance with Bankruptcy Code section 524, effective on the occurrence of the Effective Date, this Confirmation Order:

a) voids any judgment at any time obtained, to the extent that such judgment is a determination of the liability of the Debtor with respect to any debt or Claim discharged hereby; and

b) operates as an injunction against the commencement or continuation of an action, the employment of process, or an act, to collect, recover or offset any such debt or Claim as a liability of the Debtor.

See 11 U.S.C. § 524.

59. Nothing contained in this Confirmation Order or the Plan shall have an effect upon the claims and matters asserted in Singer Worldwide LLC, et al. v. Tactica International, Inc., Adversary Proceeding No. 05-2595 (BRL) and any orders entered by the Court in connection with those claims and matters, including, without limitation, any further injunction orders entered therein.

60. Upon the release of all funds held in the escrow account by DLA Piper Rudnick Gray Cary US LLP ("DLA Piper") relating to the Tax Refunds (the "Tax Refunds Escrow Account") to HoT in accordance with the order approving the HoT Settlement Agreement, or other final order of the Court entered after notice to the Debtor, HoT and the Committee, DLA Piper shall be discharged from any obligations and liability in connection with the Tax Refunds Escrow Account and DLA Piper's actions as escrow agent in connection therewith.

61. Upon the release of the funds held in the escrow account by DLA Piper relating to the Cash Release Contribution (the "Cash Release Contribution Escrow Account"), DLA Piper shall be discharged and released from any obligations and liability in connection with the Cash Release Contribution Escrow Account and DLA Piper's actions as escrow agent in connection therewith.

62. Upon the release of the funds held in the escrow account by Arent Fox PLLC ("Arent Fox") relating to the Creditor Fund as that term is defined in the HoT Settlement Agreement (the "Creditor Fund Escrow Account"), Arent Fox shall be discharged and released from any obligations and liability in connection with the Creditor Fund Escrow Account and Arent Fox's actions as escrow agent in connection therewith.

63. The releases and injunctions set forth in Article VIII of the Plan are hereby approved as proper and valid and as effecting a fair, equitable, reasonable and non-discriminatory compromise of the controversies and claims released and enjoined thereby and are in the best interests of the Estate. The consideration given under the Plan in exchange for the releases and injunctions is hereby deemed adequate and fair.

64. All injunctions or stays provided for in the Chapter 11 Case under Bankruptcy Code sections 105 or 362 or otherwise in effect on the Confirmation Date shall remain in full force and effect until the Effective Date. This Court shall have the sole and exclusive authority to hear, determine and adjudicate any disputes or disagreements regarding such stays or injunctions.

65. In accordance with Bankruptcy Code section 1142, the Debtor, the Reorganized Debtor and the Creditor Trustee and any other entity or person designated pursuant to the Plan be, and they hereby are, authorized, empowered and directed to issue, execute,

deliver, file and record any document, and to take any action necessary or appropriate to implement, effectuate and consummate the Plan and Plan Supplement and the transactions contemplated thereunder, and any transactions contemplated thereby in accordance with their respective terms, whether or not any such document is specifically referred to in the Plan and Plan Supplement or exhibits thereto, and without further application to or order of this Court.

66. Pursuant to Bankruptcy Code section 1142(b), but subject to the retained jurisdiction of the Court to resolve disputes as provided in the next sentence, all Persons holding Claims or Interests which are dealt with under the Plan be, and they hereby are, directed to execute, deliver, file or record any document, and to take any action necessary to implement, effectuate and consummate the Plan in accordance with its terms and all such persons shall be bound by the terms and provisions of all documents to be executed by them in connection with the Plan, whether or not such documents actually have been executed by such Persons. The Court shall retain jurisdiction to hear and determine any dispute concerning the proposed application of Bankruptcy Code section 1142 and of the preceding sentence. The foregoing shall not, however, in any manner adversely affect or impair any of the rights of the parties to the agreements under the Plan or release any such party from any condition under the agreements and instruments relating thereto.

67. After the Effective Date, objections to Claims shall be made, and objections to Claims or Interests made previous thereto shall be pursued. Any objections made by the Debtor, Reorganized Debtor or Creditor Trustee after the Effective Date shall be served and filed not later than one hundred and twenty (120) days after the Effective Date; provided, however, that such period may be extended by Order of this Court.

68. Except as otherwise provided in the Plan or this Confirmation Order, from and after the Effective Date, the Reorganized Debtor may litigate to judgment, propose settlements of, or withdraw objections to, all pending or filed Disputed Claims and Interests and may settle or compromise any Disputed Claim or Interest.

69. From and after the Effective Date, any notice to be provided shall be sufficient if provided to (a) the list of creditors as required under Bankruptcy Rule 2002; or (b) all parties whose rights may be affected by the action which is the subject of the notice, and such notice as is approved as sufficient by Order of this Court.

70. In accordance with Paragraph 193 of the Plan, the Committee shall terminate as of the Effective Date, subject to the terms and conditions of section 168, and shall thereafter have no further responsibilities in respect of this Chapter 11 Case.

71. Pursuant to the Plan, and in accordance with Bankruptcy Code section 1142 and section 78.010 et seq. of Nevada Revised Statutes, or other similar provisions in the corporate or comparable laws of the Debtor's jurisdiction of incorporation, the Debtor is hereby authorized to take such corporate action as may be necessary and appropriate to implement and effectuate consummation of the Plan and each of the agreements and instruments referred to therein or contemplated thereby, in this Confirmation Order, or under the Plan and all such actions are approved.

72. The Debtor and the Creditor Trustee are authorized and directed to do and perform all acts and to make, execute and deliver all instruments, agreements, documents and transactions, in each case, necessary or appropriate to implement, effectuate and consummate the Plan, this Confirmation Order and the Plan Supplement, identified and made a part of the evidence presented at the Confirmation Hearing, the form of each of which is hereby approved

by the Court, whether or not such document, agreement or transaction is specifically referred to in the Plan, this Confirmation Order, or the Plan Supplement, the Plan Supplement Amendment, as may be amended and/or modified, without further application to or order of this Court.

73. If consummation of the Plan does not occur, then the Plan, any settlement or compromise embodied in the Plan (including, the fixing or limiting to an amount certain any Claim or Class of Claims), and any document or agreement executed pursuant to the Plan, shall be null and void in all respects. Notwithstanding the foregoing, in the event that consummation of the Plan does not occur, the Innotrac Final Order, the HoT Settlement Agreement, and the order approving the HoT Settlement Agreement shall remain valid and binding in all respects on the Debtor, its estate, all other parties to such respective agreements and orders, and parties in interest. Nothing contained in the Plan or this Confirmation Order, and no acts taken in preparation for consummation of the Plan shall (a) constitute a waiver or release of any Claims by or against the Debtor or any Person; (b) prejudice in any manner the rights of the Debtor or any Person; (c) constitute an admission of any sort of the Debtor or any Person; or (d) be construed as a finding of fact or conclusion of law with respect thereto. Upon the occurrence of the Effective Date, the Plan shall be substantially consummated.

74. From and after the Effective Date, the Reorganized Debtor may use, operate and deal with its respective assets, and may conduct and change its business, without any supervision by the Court or the Office of the United States Trustee, and free from any restrictions imposed on the Debtor by the Bankruptcy Code or by the Court during this Chapter 11 Case.

75. All Interests in the Debtor be, and they hereby are, cancelled, annulled and extinguished effective as of the Effective Date. In consideration of the undertakings of IGIA as stated in the Plan, the Reorganized Debtor shall issue, and IGIA shall receive, shares of stock in

the Reorganized Debtor in an amount directly proportionate to the amount of IGIA's interest in the Debtor.

76. The Plan and its provisions shall be binding upon the Debtor and the Committee and any entity acquiring property under the Plan or any entity to which property is tendered under the Plan or any holder of an Interest whose interest is extinguished and cancelled by the Plan, whether or not the holder of the Claim or Interest or creditor is impaired under the Plan and whether or not such holder of the Claim or Interest or creditor accepted the Plan.

77. All Allowed Administrative Claims shall be paid on (a) the Effective Date; (b) the date on which such Person becomes the holder of such an Allowed Administrative Claim; or (c) the date or dates when that Claim is payable by its terms, consistent with past practice and in accordance with past terms. All applications of Professionals under Bankruptcy Code sections 330 or 503(b) for allowance of compensation and reimbursement of expenses accrued through the Effective Date, must be filed not later than thirty (30) days after the Effective Date, and shall only be paid pursuant to applicable orders of this Court governing payment of professional fees and the applicable provisions of the Plan. Fee Claims filed after such date shall automatically be deemed disallowed for all purposes under the Plan unless and until the Claimant obtains an order of the Court allowing such Fee Claims. Payment of any Administrative Claim shall be subject to approval by the Court following a hearing. Objections to requests for payment of Administrative Claims must be filed with the Court, and served on counsel for the Debtor, the U.S. Trustee and counsel for the Committee and counsel for the Creditor Trustee, within twenty (20) days of the service of an application requesting such payment.

78. Allowed Priority Tax Claims shall be paid by the Reorganized Debtor. Unless otherwise agreed by the holders of the Allowed Priority Tax Claims to different treatment, any Person holding an Allowed Priority Tax Claim will receive, in full satisfaction of such Claim, payment in Cash in full on the later of the Effective Date or the date such Claim is Allowed or Cash over a period not exceeding six (6) years after date of assessment of such Claim.

79. The Debtor shall establish the Professional Fee Reserve as required by the Plan.

80. The Debtor, counsel to the Debtor, the Committee, counsel to the Committee, or any other party holding funds in an escrow account pursuant to the Plan, the HoT Global Settlement or other agreement, is authorized to release and distribute such funds in accordance with the provisions of the Plan applicable agreements, and applicable orders.

81. The protection afforded by Bankruptcy Code section 1125(e) with regard to the solicitation of acceptances or rejections of the Plan and with regard to the offer, issuance, sale or purchase of the Reorganized Debtor Stock, shall apply to the full extent provided by law, and the entry of the Confirmation Order shall constitute the determination by this Court that the Debtor, Reorganized Debtor and the Committee and each of their respective officers, directors, partners, employees, members, agents, attorneys, accountants, or other professionals, shall have acted in good faith and in compliance with the applicable provisions of the Bankruptcy Code pursuant to Bankruptcy Code section 1125(e). In addition, the exemption from the requirements of Section 5 of the Securities Act of 1933, 15 U.S.C. section 77e, as amended (the "Securities Act"), and any state or local law requiring registration for the offer, sale issuance, exchange or transfer of a security provided for in the Plan is authorized under Bankruptcy Code section 1145

and shall apply to the Reorganized Common Stock and the Parent Company Stock. The issuance, offer and delivery of the Reorganized Debtor Stock and the Parent Company Stock, shall be exempt from the registration requirements of the Securities Act, pursuant to Bankruptcy Code section 1145(a), and such securities may be resold by the holders thereof without restriction, except (i) as set forth in and pursuant to the Plan, the Certificate of Incorporation and the Creditor Trust Agreement, and (ii) to the extent that any such holder is deemed to be an "underwriter" as defined in Bankruptcy Code section 1145(b)(1) with respect to such securities. The Reorganized Debtor Stock and the Parent Company Stock will be exempt from registration pursuant to Bankruptcy Code section 1145 and section 4(2) of the Securities Act and equivalent state securities or "blue sky" laws.

82. The issuance of the Parent Company Stock are or were in exchange for Claims against the Debtor as provided in the Plan within the meaning of section 1145(a)(1) of the Bankruptcy Code.

83. Under section 1145 of the Bankruptcy Code, the Parent Company Stock being issued by IGIA will be freely tradeable by the recipients thereof.

84. Notwithstanding confirmation of the Plan or the occurrence of the Effective Date, and in addition to the provisions in Paragraph 192 of the Plan for retention of jurisdiction thereunder, which provisions are incorporated herein by reference, this Court hereby retains exclusive jurisdiction over all matters arising out of, and related to, this Chapter 11 Case and the Plan, this Confirmation Order and the Creditor Trust Agreement to the fullest extent permitted by law, including, among other things, (a) Bankruptcy Code sections 105(a), 1127(b) and 1142; (b) Section 167 of the Plan; and (c) for such other purposes as may be necessary or

useful to aid in the confirmation and consummation of the Plan and its implementation, including, but not limited to:

(a) to resolve any matters related to the assumption, assumption and assignment or rejection of any executory contract or unexpired lease to which the Debtor was or is a party or with respect to which the Debtor may be liable and to hear, determine and, if necessary, liquidate, any Claims arising therefrom;

(b) to enter such orders as may be necessary or appropriate to implement or consummate the provisions of the Plan and all contracts, instruments, releases, transactions and other agreements or documents created in connection with the Plan;

(c) to determine any and all motions, adversary proceedings, applications and contested or litigated matters that may be pending on the Effective Date or that, pursuant to the Plan, are available to the Estate and that may be instituted by the Creditor Trustee after the Effective Date (to the extent such venue is selected by the Creditor Trustee, including, but not limited to any claims or causes of action arising under Bankruptcy Code sections 542, 543, 544, 545, 547, 548, 549 or 553(b));

(d) to ensure that distributions to Holders of Allowed Claims are accomplished as provided herein;

(e) to hear and determine any timely objections to Administrative Claims or to proofs of Claim and Interest filed, both before and after the Effective Date, including any objections to the classification of any Claim or Interest, and to allow, disallow, determine, liquidate, classify, estimate or establish the priority of, or secured or unsecured status of, any Claim, in whole or in part;

(f) to enforce the Creditor Trustee's interest in Cash and the Trust Assets;

(g) to enter and implement such orders as may be appropriate in the event the Confirmation Order is for any reason stayed, revoked, modified, reversed or vacated;

(h) to issue orders in aid of execution of the provisions of the Plan to the extent authorized by Bankruptcy Code section 1142, including, but not limited to, orders interpreting, enforcing, or clarifying the provisions thereof;

(i) to consider any modifications of the Plan, to cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy

Court, including the Confirmation Order to the extent authorized by the Bankruptcy Code;

(j) to hear and determine all applications for allowance of compensation for services rendered and reimbursement of expenses and any other fees and expenses authorized to be paid or reimbursed under the Bankruptcy Code or the Plan incurred prior to the Effective Date;

(k) to hear and determine any and all objections to and proceedings involving the allowance, estimation, classification, and subordination of Claims;

(l) to hear and determine all suits, controversies and disputes arising in connection with or relating to the Plan, or any orders of the Bankruptcy Court in the Case entered on or before the Effective Date, the interpretation, implementation, enforcement or consummation of the Plan, or any orders of the Bankruptcy Court in the Case entered on or before the Confirmation Date, or the extent of any Entity's obligations incurred in connection with or released under the Plan;

(m) to issue injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with the consummation or enforcement of the Plan;

(n) to enforce all orders, judgments and rulings entered in connection with the Case and to determine any other matters that may arise in connection with or are related to the Plan, the Disclosure Statement, the Confirmation Order, or the Creditor Trust;

(o) to enter any order, including injunctions necessary to enforce the title, rights and powers of the Debtor or the Creditor Trustee and to impose such limitations, restrictions, terms and conditions on such title, rights and powers as the Bankruptcy Court may deem necessary or appropriate, the Creditor Trust Agreement or any contract, instrument, release or other agreement or document created in connection with the Plan or the Disclosure Statement;

(p) to hear and determine matters concerning state, local and federal taxes in accordance with Bankruptcy Code sections 346, 505 and 1146;

(q) to hear any other matter or for any purpose specified in the Confirmation Order that is not inconsistent with the Bankruptcy Code, including the allowance or disallowance and classification of late-filed proofs of claim in accordance with Bankruptcy Rule 9006(b);

(r) to enter a Final Decree closing the Case;

(s) to determine matters that may arise in connection with the Creditor Trust or the Creditor Trust Agreement;

(t) to determine and hear any actions or controversies by or against the Creditor Trustee;

(u) to hear and determine any matter relating to or arising out of any action or act taken or omission in connection with or related to the formulation, preparation, dissemination, implementation, administration, confirmation or consummation of the Plan, the Disclosure Statement or any contract, instrument, release or other agreement or document created or entered into in connection with the Plan, or any other act or omission taken or to be taken in connection with the Case commenced against any party in the Case, including, without limitation, the Creditor Trustee, the Debtor, the Committee and their respective current and former directors and officers, members, agents, advisors, attorneys, advisors and other Professionals and entities employed pursuant to Bankruptcy Code Sections 327 and 1103;

(v) to adjudicate all causes of action to recover all assets and properties of the Debtor and Estate wherever located;

(w) to hear and determine any and all objections to payments under the Plan; and

(x) to enforce the permanent injunction created by the Plan and the Confirmation Order;

(y) to determine whether or not the pre-conditions to Confirmation and/or the Effective Date have occurred; and

(z) to hear and determine issues related to Section 1145 of the Bankruptcy Code.

85. Pursuant to Bankruptcy Rule 3020(c), the Debtor shall promptly serve notice of entry of this Confirmation Order, as provided in Bankruptcy Rule 2002(f) to all creditors, equity security holders, the Securities Exchange Commission, and other parties in interest, to be sent by first class mail, postage pre-paid, except to such parties who may be served by hand or facsimile or overnight courier, which service is hereby authorized.

86. The provisions of this Confirmation Order are integrated with each other and are non-severable and mutually dependent.

87. To the extent that the terms of this Confirmation Order are inconsistent with the terms of the Creditor Trust Agreement or the Disclosure Statement, the Plan or the Creditor Trust Agreement, as applicable, shall control. To the extent that the Plan conflicts with the Confirmation Order, the terms of this Confirmation Order shall control.

88. The failure to specifically include any particular sections or provisions of the Plan or related agreement in this Confirmation Order will not diminish the effectiveness of such sections or provisions, it being the intent of the Court that the Plan is confirmed in its entirety and incorporated herein by reference and that such provisions and related agreements be approved in their entirety.

89. Nothing in the Disclosure Statement or the Plan, as may be amended, including Article VIII of the Plan, or in the Confirmation Order shall waive, modify, or abrogate: (1) any outstanding and continuing requirements, obligations and duties imposed upon the Debtor, the Reorganized Debtor and all other specified individuals and entities by the FTC Consent Decree, provided, however, that the monetary judgment under paragraphs 4 through 6 of the FTC Consent Decree shall be paid pursuant to the confirmed Plan; (2) the FTC's and the United States' rights to seek enforcement of the FTC Consent Decree, other than the collection of the monetary judgment under paragraphs 4 through 6, in the United States District Court for the Southern District of New York, which Court shall retain exclusive jurisdiction and power to interpret and enforce the FTC Consent Decree; and (3) the rights of the FTC and the United States to enforce applicable laws in Federal District Court, including the FTC Act and the Trade Regulation Rule Concerning the Sale of Mail or Telephone Order Merchandise, and bring any

claim, action or other proceeding for any liability other than the collection of the monetary judgment under paragraphs 4 through 6 of the FTC Consent Decree. No action taken by the FTC and the United States in connection with the Plan shall be construed as a waiver of jurisdiction by the FTC and the United States pursuant to 28 U.S.C. § 157(c). In the event and to the extent of any conflict or inconsistency between (i) the provisions of the Plan, as may be amended, Confirmation Order, or other order of the Court, and (ii) the FTC Consent Decree, the FTC Consent Decree shall govern and control in all respects; provided, however, that the monetary judgment under paragraphs 4 through 6 of the FTC Consent Decree shall be paid pursuant to the confirmed Plan.

90. The form of documents contained in the Plan Supplement and any amendments, modifications and supplements thereto is hereby approved. The execution, delivery and performance of the Plan Supplement documents, as modified, thereof by the Reorganized Debtor, is authorized and approved without need for further Order or authorization of the Court, the Debtor and the Reorganized Debtor are authorized and empowered to make any and all modifications to any and all documents included as part of the Plan Supplement that are consistent with the Plan or do not materially adversely affect the Debtor or the Reorganized Debtor.

91. The approvals and authorizations specifically set forth in this Confirmation Order are nonexclusive and are not intended to limit the authority of the Debtor, the Committee or the Creditor Trustee to take any and all actions necessary or appropriate to implement, effectuate and consummate the Plan or this Confirmation Order.

92. So long as such action does not materially and adversely affect the treatment of holders of Claims or Interests pursuant to the Plan, the Debtor and/or the Creditor

Trustee may institute proceedings in this Court to remedy any defect or omission or reconcile any inconsistencies in the Plan or this Confirmation Order, with respect to such matters as may be necessary to carry out the purposes and effects of the Plan.

93. The provisions of Federal Rule of Civil Procedure 62, as applicable pursuant to Bankruptcy Rule 7062, and Bankruptcy Rule 3020(e) shall not apply to this Confirmation Order and the Debtor is authorized to consummate the Plan immediately upon entry of this Confirmation Order.

94. All professionals seeking an award by this Bankruptcy Court of compensation for services rendered or reimbursement of expenses incurred through and including the Effective Date under sections 327, 328, 330, 331, 503(b)(2), 503(b)(3), 503(b)(4), 503(b)(5) or 1103 of the Bankruptcy Code (including any Creditor seeking reimbursement for compensation and expenses incurred in making a substantial contribution in any of the Chapter 11 Cases) shall file with the Bankruptcy Court and serve on counsel for the Debtor, the Committee, and the United States Trustee an application for final allowance of compensation and reimbursement of expenses no more than thirty (30) days following the Effective Date. Objections, if any, to such applications shall be filed with the Bankruptcy Court no later than twenty (20) days after the filing and service of such application. Any person filing such application shall be paid in full in such amounts, if any, as are allowed by this Bankruptcy Court on the date upon which the order relating to any such Professional Fee Claim becomes a Final Order. Notwithstanding any order entered in this Case to the contrary, each professional shall only need to file one fee application in this case.

95. Pursuant to 28 U.S.C. § 1930(a)(6) the Debtor shall pay all outstanding amounts due to the United States Trustee upon confirmation and through the effective date, and

after the effective date the Reorganized Debtor shall be liable for, and will continue to pay quarterly fees to the United States Trustee pursuant to 28 U.S.C. § 1930 through entry of the final decree or through conversion or dismissal of the case.

96. DLA Piper, as escrow agent in connection with the Cash Release Contribution Escrow Account is authorized to hold the Cash Release Contribution post-confirmation, deposit same in the Professional Fee Escrow Reserve and release it only in connection with Allowed Professional Fee Claims.

97. In connection with the entry of this order, the Reorganized Debtor will file a post confirmation order and notice which requires, among other things, the filing of post-confirmation reports pursuant to 11 U.S.C. § 1106(a) and the deadline for filing the final decree pursuant to 11 U.S.C. § 1106(a)

98. Prior to the Effective Date, the Debtor shall serve Notice of Confirmation to each other the following at their respective last known addresses to each of the following at their last known addresses: (i) the Debtor); (ii) the Office of the United States Trustee; (iii) the Committee; (iv) the Securities Exchange Commission, (v) all parties who have filed a notice of appearance in the Chapter 11 Case; and (v) all known record holders of claims against the Debtor. Such service shall constitute good and sufficient notice pursuant to Bankruptcy Rules 2002(f)(7) and 2002(i) of confirmation of the Plan.

99. Nothing in this Confirmation Order, the Plan or Plan Supplement shall impair, amend or otherwise modify, and the Innotrac Final Order.

100. Nothing contained in this Confirmation Order, the Plan, the Plan Supplement, or any document filed or executed in connection therewith, shall impair, amend, or otherwise modify the HoT Settlement Agreement or the order of the Court approving the HoT

Settlement Agreement. In the event and to the extent of any conflict or inconsistency between (i) the provisions of this Confirmation Order, the Plan, the Plan Supplement, any document filed or executed in connection therewith, or other order of the Court, and (ii) the HoT Settlement Agreement and the order approving the HoT Settlement Agreement, the HoT Settlement Agreement and the order approving the HoT Settlement Agreement shall control in all respects.

101. The Plan attached hereto as Exhibit A and the Creditor Trust Agreement substantially in the form attached hereto as Exhibit B, are hereby approved.

Dated: January 12, 2006
New York, New York

/s/Burton R. Lifland
HONORABLE BURTON R. LIFLAND
UNITED STATES BANKRUPTCY JUDGE